Exhibit 10.3

FORM OF INCENTIVE STOCK

OPTION AGREEMENT

STOCK OPTION AGREEMENT

PURSUANT TO THE

MARKETAXESS HOLDINGS INC.

2012 INCENTIVE PLAN

STOCK OPTION AGREEMENT (“Agreement”), dated as of                     by and between MarketAxess Holdings Inc. (the “Company”) and [            ] (“Participant”).

Preliminary Statement

The Board of Directors of the Company (the “Board”) or a committee appointed by the Board (the “Committee”) to administer the MarketAxess Holdings Inc. 2012 Incentive Plan (the “Plan”), has authorized this grant of an incentive stock option (the “Option”) on             (the “Grant Date”) to purchase the number of shares of the Company’s common stock, par value $.003 per share (the “Common Stock”) set forth below to Participant, as an Eligible Employee of the Company or an Affiliate (collectively, the Company and all Subsidiaries and Parents of the Company shall be referred to as the “Employer”). Unless otherwise indicated, any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Plan. A copy of the Plan has been delivered to Participant. By signing and returning this Agreement, Participant acknowledges having received and read a copy of the Plan and agrees to comply with it, this Agreement and all applicable laws and regulations.

Accordingly, the parties hereto agree as follows:

1. Tax Matters. The Option granted hereby is intended to qualify as an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Notwithstanding the foregoing, the Option will not qualify as an “incentive stock option,” among other events, (i) if Participant disposes of the Common Stock acquired pursuant to the Option at any time during the two (2) year period following the date of this Agreement or the one (1) year period following the date on which the Option is exercised; (ii) except in the event of Participant’s death or disability, as defined in Section 22(e)(3) of the Code, if Participant is not employed by the Company, any Subsidiary or any Parent at all times during the period beginning on the date of this Agreement and ending on the day three (3) months before the date of exercise of the Option; or (iii) to the extent the aggregate fair market value (determined as of the time the Option is granted) of the Common Stock subject to “incentive stock options” which become exercisable for the first time in any calendar year exceeds $100,000. To the extent that the Option does not qualify as an “incentive stock option,” it shall not affect the validity of the Option and the portion of the Option that does not qualify as an “incentive stock option” shall constitute a separate non-qualified stock option.

2. Grant of Option. Subject in all respects to the Plan and the terms and conditions set forth herein and therein, Participant is hereby granted an Option to purchase from the Company [•] shares of Common Stock, at a price per share of $[•] (the “Option Price”).

3. Exercise. (a) Except as set forth in subsections (b) through (e) below, the Option shall vest and become exercisable as follows, provided that Participant has not incurred a Termination of Employment prior to the vesting date:

Vesting Date	Incremental Percentage of Option Vested

To the extent that the Option has become vested and exercisable with respect to a number of shares of Common Stock as provided above, the Option may thereafter be exercised by Participant, in whole or in part, at any time or from time to time prior to the expiration of the Option as provided herein and in accordance with Section 6.4(d) of the Plan, including, without limitation, by the filing of any written form of exercise notice as may be required by the Committee and payment in full of the Option Price multiplied by the number of shares of Common Stock underlying the portion of the Option exercised. Payment of the Option Price may be made by any method provided under Section 6.4(d) of the Plan, including, without limitation, (i) solely to the extent permitted by applicable law, if the Common Stock is traded on a national securities exchange or quoted on a national quotation system sponsored by the Financial Industry Regulatory Authority, through a procedure whereby Participant delivers irrevocable instructions to a broker reasonably acceptable to the Committee to deliver promptly to the Company an amount equal to the Option Price or (ii) the relinquishment of a portion of the Option based on the Fair Market Value of the Common Stock on the payment date. Upon expiration of the Option, the Option shall be canceled and no longer exercisable.

Except as provided below, there shall be no proportionate or partial vesting in the periods prior to each vesting date and all vesting shall occur only on the appropriate vesting date. The Committee may, in its sole discretion, provide for accelerated vesting of the Option at any time.

(b) Upon the death or Disability of Participant, fifty percent (50%) of the then unvested portion of the Option shall become fully vested and exercisable on the date of Participant’s death or Disability.

(c) Upon Participant’s Termination (i) by the Company without Cause, or (ii) by Participant for Good Reason, one hundred percent (100%) of the then unvested portion of the Option shall become fully vested and exercisable on the date of such Termination.

(d) The provisions in Section 6.4(c) of the Plan regarding Detrimental Activity shall apply to the Option.

(e) Notwithstanding any other provision to the contrary in this Agreement, any unvested portion of the Option shall, upon Participant’s Termination, be non-exercisable and shall be canceled.

4. Option Term. The term of the Option shall expire on                     , subject to earlier termination in the event of Participant’s Termination as specified in Section 5 below.

5. Termination. Subject to the terms of the Plan and this Agreement, the Option shall be treated in accordance with the following:

(a) In the event of Participant’s Termination by reason of death or Disability, 50% of the unvested portion of the Option shall vest, and the vested portion of the Option shall remain exercisable until the earlier of (i) two (2) years from the date of such Termination or (ii) the expiration of the stated term of the Option pursuant to Section 4 hereof.

(b) In the event of Participant’s involuntary Termination without Cause, or Participant’s voluntary Termination for Good Reason, the Option shall vest in its entirety and shall remain exercisable until the expiration of the stated term of the Option pursuant to Section 4 hereof.

(c) In the event of Participant’s voluntary Termination without Good Reason (other than a voluntary Termination described in Section 5(d) below), the vested portion of the Option shall remain exercisable until the earlier of (i) ninety (90) days from the date of such Termination or (ii) the expiration of the stated term of the Option pursuant to Section 4 hereof.

(d) In the event of Participant’s Termination for Cause or in the event of Participant’s voluntary Termination without Good Reason within ninety (90) days after an event that would be grounds for a Termination for Cause, Participant’s entire Option (whether or not vested) shall terminate and expire upon the date of such Termination.

(e) Notwithstanding the foregoing, the Option shall immediately vest and become exercisable, and shall remain exercisable for the remaining term of the Option, if (1) a Change in Control occurs, and (2) either (A) within 24 months, Participant incurs an involuntary Termination without Cause or a voluntary Termination for Good Reason, or (B) the successor entity does not assume or substitute the Option.

(f) For purposes of this Agreement, “Good Reason” shall mean any of the following events that occurs without Participant’s consent and that is not cured by the Company within thirty (30) days after the Company’s receipt of written notice from Participant specifying the event claimed to be Good Reason: (i) a material diminution in Participant’s title, duties, authorities or responsibilities or the assignment to Participant of duties or responsibilities that are materially adversely inconsistent with Participant’s position; (ii) a material breach of this Agreement by the Company; or (iii) a requirement by the Company that Participant’s principal place of work be moved to a location more than fifty (50) miles away from its current location. Participant shall be required to provide the Company with written notice of Participant’s Termination of employment for Good Reason no later than forty-five (45) days after the occurrence of the event that constitutes Good Reason.

6. Restriction on Transfer of Option. No part of the Option shall be Transferred other than by will or by the laws of descent and distribution and, during the lifetime of Participant, the Option may be exercised only by Participant or Participant’s guardian or legal representative. In addition, the Option shall not be assigned, negotiated, pledged or hypothecated in any way (except as provided by law or herein), and the Option shall not be subject to execution, attachment or similar process. Upon any attempt to Transfer the Option or in the event of any levy upon the Option by reason of any execution, attachment or similar process contrary to the provisions hereof, such transfer shall be void and of no effect and the Company shall have the right to disregard the same on its books and records and to issue “stop transfer” instructions to its transfer agent.

7. Rights as a Stockholder. Participant shall have no rights as a stockholder with respect to any shares covered by the Option unless and until Participant has become the holder of record of the shares, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such shares, except as otherwise specifically provided for in the Plan.

8. Provisions of Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee and as may be in effect from time to time. The Plan is incorporated herein by reference. If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof (other than any exercise notice or other documents expressly contemplated herein or in the Plan) and supersedes any prior agreements between the Company and Participant with respect to the subject matter hereof.

9. Notices. Any notice or communication given hereunder shall be in writing and shall be deemed to have been duly given: (i) when delivered in person; (ii) two (2) days after being sent by United States mail; or (iii) on the first business day following the date of deposit if delivered by a nationally recognized overnight delivery service, to the appropriate party at the address set forth below (or such other address as the party shall from time to time specify):

If to the Company, to:

MarketAxess Holdings Inc.

299 Park Avenue, 10th Floor

New York, New York, 10171

Attention: General Counsel

With a copy to:

MarketAxess Holdings Inc.

299 Park Avenue, 10th Floor

New York, New York, 10171

Attention: Compensation Committee

If to Participant, to the address on file with the Company.

10. No Obligation to Continue Employment. This Agreement is not an agreement of employment. This Agreement does not guarantee that the Employer will employ Participant for any specific time period, nor does it modify in any respect the Employer’s right to terminate or modify Participant’s employment or compensation.

[END OF TEXT. SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year set forth below.

MARKETAXESS HOLDINGS INC.

By:
Name:	Richard M. McVey
Title:	Chief Executive Officer

Dated:

PARTICIPANT:

[ ]

Dated: